STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

1.    The name of the Corporation is Modavox, Inc.

2. That the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Modavox, Inc. (the "Series B Certificate") was filed by the Secretary of State of Delaware on February 28, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation law of the State of Delaware.

3. The inaccuracy or defect of said Series B Certificate to be corrected is that the formula set forth in Section 5(a) that is used to determine the conversion ratio for the Series B Convertible Preferred Stock erroneously listed the number four (4) as the denominator of the quotient of such formula, causing the initial conversion ratio pursuant to Section 5(a) to be a one-to-four ratio of common to preferred stock rather than the intended one-to-one ratio.

4.    Section 5(a) of the Series B Certificate is corrected to read as follows:

5. CONVERSION. The holders of shares of Series B Stock shall have the following conversion rights:

            (a) CONVERSION. Subject to the limitations set forth below, each share of the Series B Stock shall be convertible at any time after the First Conversion Date in whole but not in part, unless previously redeemed, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate Liquidation Payments of the shares of Series B Stock being converted by (ii) the Conversion Price, upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series B Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith. The conversion rights herein provided shall be apportioned ratably among the holders of the Series B Stock in proportion to the number of shares of Series B Stock owned by such holders.

                          [SIGNATURE ON FOLLOWING PAGE]
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IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction to be signed by David J. Ide, an Authorized Officer, this 12th day of May, 2006.

                                          By:
                                              -------------------------------
                                              David J. Ide, President and
                                              Chief Executive Officer